COMPANY CONTACT:
                                              COMPANY CONTACT:
                                              Checkpoint Systems, Inc.
                                              Craig Burns
                                              Executive Vice President,
                                              Chief Financial Officer, Finance
                                              and Operations
                                              (856) 848-1800
                                           INVESTOR RELATIONS CONTACTS:
                                              Christine Mohrmann, Lindsay Hatton
                                              Financial Dynamics
                                              (212) 850-5600


FOR IMMEDIATE RELEASE


Checkpoint Systems, Inc. to Restate Income Tax Expense for Fiscal Years 2003 and 2002

THOROFARE, NJ, May 12, 2004 - Checkpoint Systems, Inc. (NYSE:CKP) announced today that it intends to revise its income tax expense and restate its financial results for fiscal years 2003 and 2002.

The restatements result from the correction of errors in the computation of the Company's income tax expense relating to tax credits on the income from its Puerto Rico operations as well as certain foreign income inclusions for U.S. tax purposes. The adjustments result in an increase in income tax expense and a corresponding reduction in net earnings by $3.6 million in fiscal year 2002 and $0.7 million in fiscal year 2003.

In 1996, Congress revised the Section 936 credit for U.S. manufacturers doing business in Puerto Rico. The tax credits expire for fiscal years beginning after December 31, 2005. The U.S. Internal Revenue Code provides limitations on the use of the tax credits during a phase-out period for years 2002-2005. The Company made an error in computing the limitation during the phase-out period.

The Company discovered the error before filing its Form 10-Q for the first quarter 2004, and concluded that the correction of the error requires a restatement of prior periods. The Company's independent auditors have acknowledged the Company's discovery of the error and concur with the resolution.

The Company maintains its earnings guidance for the year 2004.

The Company intends to file an amendment to its 2003 Form 10-K during the week of May 17, 2004. It will include restated financial statements and financial information for each of the years ended December 28, 2003 and December 29, 2002, including restated interim quarterly financial information for those years. The Company's Form 10-Q for the first quarter of 2004 was filed effective May 13, 2004 and reflects the effect of the prior period adjustments.

Checkpoint Systems, Inc. is a multinational company that manufactures and markets labeling systems designed to improve efficiency, reduce costs and provide value-added label solutions for customers across many markets and industries. Checkpoint is a leading provider of EAS and RFID systems, source tagging, barcode labeling systems, hand-held labeling systems and retail merchandising systems. Applications include automatic identification, retail security and pricing and promotional labels. Operating directly in 30 countries, Checkpoint has a global network of subsidiaries and provides professional customer service and technical support around the world. Checkpoint Systems, Inc.'s website is located at www.checkpointsystems.com.

Safe Harbor Statement

This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings.

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